Exhibit 99.1
KBR Announces Leadership Change

HOUSTON, July 9, 2025 – KBR (NYSE: KBR) today announced that Byron Bright has resigned from his position as Chief Operating Officer (COO) and will leave the company on July 11, 2025.

KBR would like to thank Mr. Bright for his 15 years of dedicated service. He has been an integral part of KBR’s transformation and success, and we wish him well in his next chapter.

In January 2025, KBR announced a realignment of its portfolio into two business segments, Mission Technology Solutions (MTS) and Sustainable Technology Solutions (STS). In connection with this realignment, Mr. Bright moved into the COO role from his previous position as President of MTS, and the company appointed new leadership for the MTS business segment. Doug Hill became President of KBR’s Readiness & Sustainment business, and Mark Kavanaugh became President of KBR’s Defense, Intel and Space portfolio globally. Mr. Hill and Mr. Kavanaugh have each served in multiple executive leadership positions at KBR for over eight years, are members of KBR’s Executive Leadership Team and will now report directly to the CEO alongside Jay Ibrahim, President of KBR’s STS business.

As a result of Messrs. Hill and Kavanaugh’s leading MTS, KBR expects no operational disruption in the MTS business or the broader KBR portfolio as a result of Mr. Bright’s departure.

"We wish Byron the very best for the future, and I personally would like to thank him for all he has contributed to KBR," said Stuart Bradie, KBR President and CEO. "Recent events present an opportunity to reset MTS with a strong focus on growth, margin expansion and continued execution with excellence in our core businesses."

Further details will be provided on KBR's Q2 2025 earnings call, which is scheduled for July 31, 2025. The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at investors.kbr.com. A replay of the webcast will be available after the call on our website or by telephone at +1.866.813.9403, passcode: 301084.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 38,000 people worldwide with customers in more than 80 countries and operations in over 29 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statements
The statements in this press release that are not historical statements, including statements regarding future financial and business performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks, uncertainties and assumptions, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks, uncertainties and assumptions include, but are not limited to, those set forth in the company’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks and other U.S. Securities and Exchange Commission filings, which discuss some of the important risks, uncertainties and assumptions that the company has identified that may affect its business, results of operations and financial condition. Due to such risks, uncertainties and assumptions, you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Except as required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors
Jamie DuBray
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Philip Ivy
Vice President, Global Communications and Marketing
713-753-3800
MediaRelations@kbr.com